Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Vail Banks, Inc.

We consent to incorporation by reference in this Registration Statement on Form S-8 of our report dated February 6, 2004, relating to the consolidated balance sheets of Vail Banks, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Vail Banks, Inc., and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Dalby, Wendland & Co., P.C.

Dalby, Wendland & Co., P.C.
Grand Junction, Colorado

January 20, 2005